Exhibit 23.3

To:	United States Securities and Exchange Commission
Re:	Tahoe Resources Inc. (the "Registrant")
Registration Statement on Form S-8
Consent of Expert

This consent is provided in connection with the Registrant's registration statement on Form S-8 to be filed by the Registrant with the United States Securities and Exchange Commission and any amendments thereto (the “Registration Statement”). The Registration Statement incorporates by reference, among other things, the Company’s annual report on Form 40-F filed with the United States Securities and Exchange Commission on February 23, 2018 (the “Annual Report”). The Annual Report incorporates by reference, among other things, the Company’s Annual Information Form for the year ended December 31, 2017 (the “Annual Information Form”), and Management’s Discussion and Analysis for the years ended December 31, 2017 and 2016 (the “MD&A”).

I, Charles Muerhoff, SME RM, Vice President, Technical Services, of the Company, Reno, Nevada, hereby consent to:

  the disclosure of me by name as the person responsible for verifying of certain scientific and technical information included in the Annual Information Form;
  the disclosure of me by name as the person responsible for reviewing and approving the scientific and technical information contained in the MD&A; and
  the disclosure of such scientific and technical information in the Annual Information Form and MD&A.

Dated the 3rd day of May, 2018

/s/ Charles Muerhoff
Charles Muerhoff, SME Registered Member 4182272